                                                                   EXHIBIT 10.25


[KUB LOGO]





                                 July 26, 1996





Mr. Michael Edwards
Virginia Gas Storage Company
120 South Court Street
Abingdon, Virginia  24210

Dear Mr. Edwards:

      Please find enclosed one fully executed original of the Firm Gas Storage Agreement between Knoxville Utilities Board and Virginia Gas Pipeline Company dated July 10, 1996.

                                        Sincerely,

                                        /s/ JAMIE RALEY
                                        Jamie Raley
                                        Energy Supply Analyst

                           FIRM GAS STORAGE AGREEMENT

                                 BY AND BETWEEN

                           KNOXVILLE UTILITIES BOARD

                                      AND

                         VIRGINIA GAS PIPELINE COMPANY





Dated: July 10, 1996

                               TABLE OF CONTENTS





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ARTICLE                    HEADING                                                              PAGE

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
I           Definitions   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      1
II          Precedent Events and Regulatory Approvals   . . . . . . . . . . . . . . . . . .      3
III         Quantity of Service   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      4
IV          Nominations   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      5
V           Delivery Points   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      6
VI          Conditions of Service   . . . . . . . . . . . . . . . . . . . . . . . . . . . .      6
VII         Notices   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      9
VIII        Billing and Payment   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      9
IX          Term    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     11
X           Title, Indemnity, and Taxes   . . . . . . . . . . . . . . . . . . . . . . . . .     12
XI          Force Majeure   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     13
XII         Operational Flow Orders   . . . . . . . . . . . . . . . . . . . . . . . . . . .     15
XIII        Successors and Assigns  . . . . . . . . . . . . . . . . . . . . . . . . . . . .     15
XIV         Regulatory Bodies   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     15
XV          Arbitration   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     16
XVI         Miscellaneous   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     17
            Signature Page  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     18

                             GAS STORAGE AGREEMENT


       THIS GAS STORAGE AGREEMENT, made and entered into as of this 10 day of July, 1996, by and between VIRGINIA GAS PIPELINE COMPANY, a Virginia Corporation, hereinafter referred to as "VGPC," and KNOXVILLE UTILITIES BOARD, an agency of the City of Knoxville, Tennessee, hereinafter referred to as "KUB."


                                WITNESSETH THAT:


       WHEREAS, VGPC has undertaken to provide a firm storage service from its Saltville, Virginia property and desires to provide that service to KUB;

       WHEREAS, KUB has requested storage service from said property on a FIRM basis, in order to facilitate its service to its customers, who are primarily residential and small commercial gas consumers for whom security of supply is of the highest priority; and

       WHEREAS, VGPC and KUB desire to enter into an agreement providing for such gas storage service on a firm basis, upon the terms and conditions set forth herein;

       NOW, THEREFORE, the Parties hereby agree as follows:


                                   ARTICLE I
                                  DEFINITIONS

       Unless expressly stated otherwise, the following terms as used in this Agreement shall mean:

       1.1 The term "Btu" shall mean British Thermal Unit(s) which shall mean that amount of heat energy required to raise the temperature of one avoirdupois pound of water from fifty-nine degrees Fahrenheit (59 degree F) to sixty-degrees Fahrenheit (60 degree F) at standard atmospheric pressure, as determined on a dry basis. All prices and charges paid hereunder shall be computed on a "dry" Btu basis.

       1.2 The term "calendar year" shall mean a twelve month period from January 1 through December 31.

       1.3 The term "Contract Year" shall mean the period from November 1 of a calendar year through October 31 of the following calendar year.

       1.4 The term "day" shall mean the period of time beginning at 8:00 a.m., Central Time Zone, on a calendar day and ending at 8:00 a.m., Central Time Zone, on the following calendar day, or such other definition of "day", as may change from time to time, set forth in the tariff of East Tennessee Natural Gas Company ("East Tennessee") on file with the Federal Energy Regulatory Commission ("FERC") or any successor agency ("East Tennessee Tariff").

       1.5 The term "gas" shall include casinghead gas, natural gas from gas wells, coal bed methane gas, and residue gas resulting from processing casinghead gas and gas well gas.

       1.6 The term "MMBtu" shall mean one million (1,000,000) Btus, and may be used interchangeably with the terms "Dekatherm" or "Dth".

       1.7 The term "month" shall mean the period of time beginning at 8:00 a.m., Central Time Zone, on the first calendar day of each calendar month and ending at 8:00 a.m., Central Time Zone, on the first day of the following calendar month, or such other definition of "month", as may change from time to time, set forth in the East Tennessee Tariff.

       1.8 The term "Partial Contract Year" shall mean the period of less than one year from the Effective Date, if it does not fall on November 1 of a calendar year, through October 31 of the same or the following calendar year, as applicable.

       1.9 Unless otherwise specified in this Agreement, the term "Party" shall refer only to KUB or VGPC, and the term "Parties" shall refer to KUB and VGPC.

       1.10 The terms "Storage Inventory" and "KUB's Storage Inventory" shall mean the volumes of gas being stored by VGPC for the account of KUB at any particular time pursuant to the provisions of this Agreement, and shall equal the cumulative volumes of gas that KUB has caused to be delivered to VGPC for injection into storage, less the cumulative volumes of gas withdrawn from storage and redelivered by VGPC for ultimate redelivery to KUB (or deemed to be withdrawn pursuant to Section 6.2.2 hereof), as adjusted upward or downward for any net volumes VGPC may from time to time allow KUB to exchange with other customers of VGPC storing gas at Saltville.

       1.11 The term "year" shall mean a period of twelve (12) consecutive months.

                                   ARTICLE II
                   PRECEDENT EVENTS AND REGULATORY APPROVALS

       2.1 Precedent Events - The commencement of the firm storage service described herein, and all related payments therefor, are predicated upon VGPC obtaining any necessary Federal Energy Regulatory Commission ("FERC") authorizations to provide such storage service. VGPC covenants and agrees that it will promptly take, at its sole expense, such actions as are reasonably necessary to obtain such authorizations, including making any filings necessary with the State Corporation Commission of Virginia and FERC, and promptly notify KUB as of the date all such authorizations are in place. KUB covenants and agrees that it will not oppose any such filing made by VGPC, provided, however, that KUB retains all its rights to take any position it deems appropriate on any VGPC filing subsequent to the initial authorizations hereunder. If (a) VGPC cannot obtain all necessary authorizations by October 31, 1997, or (b) any necessary authorization is issued in a manner that is materially adverse to either Party (including, but not limited to, in a manner that would require a material change in the rates or terms and conditions of this Agreement), then either Party may, within sixty (60) days of October 31, 1997 or such issuance, whichever is applicable, provide the other with thirty (30) days prior written notice of its intent to terminate this Agreement, and, following such notice, this Agreement will be of no further force and effect, unless all necessary authorizations are issued in a form satisfactory to both Parties during said thirty-day notice period. Upon termination pursuant to this section, should KUB have any gas already in or remaining in storage, VGPC agrees to purchase KUB's Storage Inventory for an amount calculated pursuant to Section 2.3 below. VGPC will make such payment(s) to KUB within ten (10) days of receipt by VGPC of KUB's invoice detailing the amounts due KUB.

       2.2 Effective Date - The "Effective Date" of this Agreement shall be the first day of the first month following receipt by KUB of notification from VGPC pursuant to Section 2.1 above that VGPC has received all necessary authorizations to provide the firm storage service contemplated hereunder.

       2.3 Valuation of KUB's Storage Inventory - Upon the termination of this Agreement pursuant to Section 2.1 above or another provision of this Agreement, if KUB has any gas remaining in storage pursuant to this Agreement, KUB's Storage Inventory shall be valued at an amount equal to the volume of KUB's Storage Inventory, as adjusted upwards for transportation fuel on Tennessee Gas Pipeline Company ("Tennessee") and East Tennessee, times the sum of the then current month's Inside FERC Gas Market Report-Tennessee Zone 1 index price per MMBtu plus applicable interruptible transportation charges on Tennessee and East Tennessee.

2.4    Effect of Virginia Gas Tariff

       (a) If, at any time subsequent to the execution of this Agreement, tariff sheets filed by VGPC are approved by the Virginia State Corporation Commission and/or FERC and become effective ("VGPC's Gas Tariff"), this Agreement shall be deemed to be a Firm Storage Service Agreement executed under VGPC's Rate Schedule FSS or other applicable rate schedule, to the extent necessary to effectuate the terms and provisions of this Agreement; provided, however, that it is understood and agreed that, to the extent any provision of this Agreement conflicts with such Tariff, this Agreement shall be controlling and shall take precedence over such Tariff. By executing this Agreement, the Parties further agree that KUB shall be deemed to have satisfied any applicable requirement(s) in VGPC's Gas Tariff for making a request for service and/or for demonstrating its creditworthiness.

       (b) If, notwithstanding Section 2.4(a) above, any court or regulatory authority shall hold that VGPC's Gas Tariff takes precedence over this Agreement or has the effect of altering the rights and obligations of the Parties as set forth in this Agreement, and KUB believes in good faith that such alteration or compliance with such Tariff would have a material adverse effect on KUB, then KUB may in its sole discretion terminate this Agreement upon ten (10) days prior written notice to VGPC, and, following such notice, this Agreement will be of no further force and effect, provided, however, that VGPC may, during such notice period, attempt to revise its Tariff to remove KUB's objection, and KUB may, in its sole discretion, opt to proceed with the termination, to delay it, or to rescind it. Upon termination pursuant to this section, VGPC agrees to purchase KUB's Storage Inventory for an amount calculated pursuant to Section 2.3 above. VGPC will make such payment to KUB within ten (10) days of receipt by VGPC of KUB's invoice detailing the amounts due KUB.


                                  ARTICLE III
                              QUANTITY OF SERVICE

       3.1    Elements of Service

              3.1.1 VGPC's Obligations - Subject to the terms and conditions of this Agreement, and following commencement of service hereunder, VGPC shall receive for injection on a firm basis into VGPC's Saltville storage facility ("Saltville") for KUB's account a quantity of gas up to KUB's Maximum Daily Injection Quantity ("MDIQ"), on any day; receive and hold in storage a total quantity of gas up to KUB's Maximum Storage Quantity ("MSQ"); and on demand withdraw from KUB's Storage Inventory on a firm basis and deliver to KUB on a firm basis a quantity of gas up to KUB's Maximum Daily Withdrawal Quantity ("MDWQ"), on any day until KUB's Storage Inventory is depleted and reduced to zero MMBtu.

              3.1.2 KUB's Reservations - KUB shall not at any time be under any obligation to make any level of injections or withdrawals or to maintain any level of Storage Inventory, and KUB shall have the sole discretion as to what levels, if any, of injections, withdrawals, or Storage Inventory to make or maintain, within the limits of its MDIQ, MDWQ, and MSQ, respectively.

       3.2 Injections - KUB's MDIQ for each day shall be 2000 MMBtu per day in the Contract Year or Partial Contract Year ending October 31, 1997, and 4500 MMBtu per day in each Contract Year thereafter. VGPC, at its sole discretion, may allow KUB to make injections in excess of the MDIQ on a best efforts, interruptible basis if such injections can be made without adverse effect upon injections of other customers or to VGPC's operations.

       3.3 Withdrawals - KUB's MDWQ for each day shall be 4000 MMBtu per day in the Contract Year or Partial Contract Year ending October 31, 1997, and 9000 MMBtu per day in each Contract Year thereafter. VGPC, at its sole discretion, may allow KUB to make withdrawals in excess of the MDWQ on a best efforts, interruptible basis if such withdrawals can be made without adverse effect upon withdrawals of other customers or to VGPC's operations and the amount of such wit withdrawals will not exceed KUB's Storage Inventory.

       3.4 Storage Capacity - KUB's MSQ shall be 40,000 MMBtu during the Contract Year or Partial Contract Year ending October 31, 1997, and 90,000 MMBtu in each Contract Year thereafter.

                                   ARTICLE IV
                                  NOMINATIONS

       4.1 Monthly Nomination - On or before two business days prior to East Tennessee's nomination deadline for the next month, KUB will provide VGPC with a nomination specifying the quantities of gas to be injected and/or withdrawn under this Agreement for each day during the next month ("Daily Nominated Quantity"). Such nomination may be in an amount from zero to the MDIQ and/or MDWQ, as applicable. If KUB makes no nomination, its nomination will be deemed to be zero.

       4.2 Daily and Intraday Adjustments - Upon at least two (2) hours advance notice to VGPC prior to East Tennessee's nomination deadline for the next day, or, in the case of intraday adjustments, prior to the effective time of the adjustment, KUB may adjust its Daily Nominated Quantity upward or downward to any amount from zero to the MDIQ and/or MDWQ, as applicable.

       4.3 Manner of Submitting Nominations - KUB may provide the nominations or adjustments thereto set forth above in this section either orally (including by telephone) or in writing (including by facsimile), but an oral nomination must be followed by written confirmation within twenty-four (24) hours.

       4.4 Appointment of Agent - At any time during the Term of this Agreement, KUB may appoint an agent to exercise its rights under this Agreement, including but not limited to making nominations pursuant to this
Article IV, and/or assign its rights under this Agreement to such agent so that such agent may manage KUB's storage.

                                   ARTICLE V
                                DELIVERY POINTS

       5.1 Delivery Points - The Primary Delivery Point for all gas injected and withdrawn hereunder shall be the interconnect between the Saltville storage field and the East Tennessee system located in Smyth County, Virginia. VGPC will take whatever steps may be necessary, at its own expense, to assure that this point is a qualified receipt point on East Tennessee for purposes of making intraday nominations. Upon reasonable notice to KUB and with its consent, and subject to the availability of transportation to KUB, as determined by KUB, and provided that VGPC shall bear any incremental expense, VGPC may deliver gas under this Agreement at any other qualified receipt point on the East Tennessee system ("Secondary Delivery Points"), provided that such deliveries shall have the same firm priority status as deliveries to the Primary Delivery Point. The Primary and Secondary Delivery Points shall be referred to collectively herein as the Delivery Points.

                                   ARTICLE VI
                             CONDITIONS OF SERVICE

       6.1 Storage Charges - KUB will pay VGPC $0.05 per each MMBtu injected to and $0.05 per each MMBtu withdrawn from Saltville by or for KUB. KUB will also pay VGPC an annual storage charge ("Annual Storage Charge") which shall be the product of the lesser of $5.64 and the maximum applicable rate under VGPC's Gas Tariff, multiplied by the MSQ applicable to the Contract Year, which fee shall be payable in twelve (12) equal monthly installments beginning in November, 1996, or, if the Effective Date is later than November 1, 1996, on a pro-rated basis beginning on the Effective Date such that the total Annual Storage Charge for such Partial Contract Year shall be the product of the lesser of $5.64 and the maximum applicable rate under VGPC's Gas Tariff, multiplied by the MSQ applicable to such Contract Year times a ratio the numerator of which shall be the number of months in such Partial Contract Year and the denominator of which shall be 12. KUB may also begin to make injections into Saltville prior to the Effective Date and at any time from and after November 1, 1996, up to its MDIQ. KUB will pay VGPC $0.05 per each MMBtu thus injected, and VGSC will store such gas volumes in full compliance with all applicable provisions of this Agreement. KUB will not be liable to VGPC for any annual storage charge for any such period prior to the Effective Date.

       6.2    Failure to Perform

              6.2.1 Injection - If VGPC fails to accept for injection on a firm basis KUB's adjusted nominations up to the MDIQ on any day, for reasons other than an event of Force Majeure, then VGPC shall reimburse or credit to KUB the product of the volumes VGPC failed to inject times the then-effective rate being charged by Tennessee for interruptible storage, including but not limited to any charges for injections, withdrawals, and fuel and losses. In addition, if VGPC has not cured the failure(s) to inject such that KUB does not have an opportunity to inject on a timely basis its desired volumes, and, as a result of the failure to inject, KUB's Storage Inventory is subsequently depleted, then VGPC shall also reimburse or credit to KUB for the volumes VGPC failed to inject the sum of (i) any reasonable incremental expenses incurred by KUB in transporting substitute supplies to the interconnect between KUB's facilities and the pipeline facilities of East Tennessee, (ii) the differential, if positive, between the cost of the substitute supplies KUB purchases as a result of the depletion and the value of the gas VGPC failed to inject (as calculated pursuant to Section 2.3 of this Agreement), (iii) any reasonable incidental expenses incurred in purchasing substitute supplies, (iv) any penalties, including but not limited to those imposed by pipelines, incurred by KUB as a result of VGPC's failure, and (v) a pro rata credit of the Annual Storage Charge equal to $5.64 times the volumes VGPC failed to inject divided by 365.

              6.2.2 Withdrawal - If VGPC fails to withdraw and deliver to KUB on a firm basis its adjusted nominations up to the MDWQ on any day, for reasons other than an event of Force Majeure, then VGPC shall reimburse or credit to KUB the sum of (i) the value of the gas VGPC failed to withdraw, as calculated pursuant to Section 2.3 of this Agreement (and KUB's Storage Inventory shall be reduced by such volumes as if they had been withdrawn), (ii) any reasonable incremental expenses incurred by KUB in transporting substitute supplies to the interconnect between KUB's facilities and the pipeline facilities of East Tennessee, (iii) the differential, if positive, between the cost of the substitute supplies KUB purchases as a result of the failure and the value of the gas VGPC failed to withdraw (as calculated pursuant to Section 2.3 of this Agreement), (iv) any reasonable incidental expenses incurred by KUB in purchasing substitute supplies, (v) any penalties, including but not limited to those imposed by pipelines, incurred by KUB as a result of VGPC's failure to withdraw, and (vi) a pro rate credit of the Annual Storage Charge equal to $5.64 times the volumes VGPC failed to withdraw divided by 365.

              6.2.3   Termination - If VGPC's failure to perform under Sections
6.2.1 or 6.2.2 above on any day exceeds 25 percent of its obligation under the applicable section (such that its performance falls short of 75 percent of its obligation), then, in addition to the remedies prescribed in those sections, such day shall be counted as a "Failure to Perform Day." If the total number of Failure to Perform Days exceeds three (3) days in any Contract Year, then KUB shall have the right, upon 15 days prior written notice, to terminate this Agreement.

              6.2.4 Curtailment - If for any reason, including a Force Majeure event, VGPC is unable to satisfy all of its obligations under this Agreement, then VGPC agrees to provide to KUB at least a pro rata share (a) of the total amount VGPC is able to inject into Saltville, based on the ratio of KUB's firm injection rights to the total firm injection rights into Saltville;
(b) of the total amount VGPC is able to withdraw from Saltville, based on the ratio of KUB's firm withdrawal rights to the total firm withdrawal rights out of Saltville; and (c) of the total firm storage capacity available, based on the ratio of KUB's firm right to storage capacity in Saltville to the total firm rights to storage capacity in Saltville. At KUB's request, VGPC shall provide KUB with information necessary to verify that KUB's injections, withdrawals, and capacity were curtailed in accordance with this Section. Compliance with this subsection shall not excuse VGPC from any of its other obligations under this Section 6.2.

       6.3    Quality and Pressure

              (a) KUB shall insure that gas delivered to VGPC meets the minimum quality specifications of the East Tennessee Tariff, as they may be changed from time to time, and such gas shall be deemed to satisfy any applicable quality specifications in VGPC's Tariff.

              (b) VGPC shall insure that gas delivered to KUB at the Delivery Points meets the minimum quality specifications of the East Tennessee Tariff, as they may be changed from time to time, and is at a pressure sufficient to effect delivery into East Tennessee's facilities at such points against the pressure prevailing therein from time to time.

              (c) If (i) the gas delivered to KUB at the Delivery Points fails to meet the standards concerning quality or pressure set forth in Section 6.3(b) above, and (ii) East Tennessee fails to receive and transport the gas, then VGPC shall be deemed to have failed to deliver the quantities nominated by KUB, and shall be subject to the remedies set forth in Section 6.2.2 above. VGPC shall indemnify and hold KUB harmless for any and all suits, actions, damages, losses and expenses reasonably incurred by KUB as a result of any quality deficiency in gas delivered or attempted to be delivered hereunder.

       6.4 Measurement - The measurement of quantities for billing purposes, in MMBtu, delivered to or received from VGPC shall be performed by East Tennessee.

                                  ARTICLE VII
                                    NOTICES

       7.1 Notices - Notices hereunder shall be directed in writing or, if initially made by telephone, promptly confirmed in writing, to the respective Party at the applicable address, telephone number, or facsimile machine number stated below, or such other addresses, telephone numbers, or facsimile numbers as the Parties shall respectively hereafter designate in writing from time to time:

              Virginia Gas Pipeline Company
              P.O. Box 2407
              120 South Court Street
              Abingdon, Virginia 24210
              Attention: Michael L. Edwards
              Telephone Number: (540) 676-2380
              Facsimile Machine Number: (540) 676-0151

              Knoxville Utilities Board
              514 Bernard Avenue
              Knoxville, Tennessee 37921-6206
              Attention: Michael L. Bolin
              Telephone Number: (423) 594-8170
              Facsimile Machine Number: (423) 525-2809

                                  ARTICLE VIII
                              BILLING AND PAYMENT

       8.1 Billing - On or before the fifteenth (15th) day of each calendar month, VGPC shall submit to KUB an invoice for services performed during the preceding month.

       8.2 Payment - KUB shall pay the amounts invoiced within the later of the twenty-fifth (25th) day of each month in which said invoice is received by KUB or ten (10) days of KUB's receipt of VGPC's invoice, unless such date falls on a Saturday, Sunday, or holiday, in which case KUB shall pay the amounts invoiced on the next business day. All payments by VGPC to KUB shall be payable within ten days of receipt by VGPC of KUB's invoice detailing the method used for calculating the amounts due KUB.

       8.3 Late Payment - Should either Party fail to pay all of the amount of any invoice as herein provided when such amount is due, the non-paying Party shall pay a charge for late payment which shall be included on the next regular monthly invoice rendered hereunder. Such charge for late payment shall accrue interest at an annual rate equivalent to the then current Chase Manhattan Bank, N.A. prime interest rate plus two percent (2%), but not to exceed the maximum rate permitted by law, from the date when such payment was due until it is paid, together with any court costs, reasonable attorneys' fees, and all other reasonable costs of collection which the Party due payment may incur in enforcing the terms of this Agreement.

       8.4 Remedies and Good Faith Disputes - If such failure to pay continues for thirty (30) days after payment is due, VGPC, in addition to any other remedy it may have, may suspend further injections and/or withdrawals of gas for KUB's account until such amount is paid; provided, however, that if KUB, in good faith, disputes the amount of any such invoice or part thereof and pays to VGPC such amounts as KUB concedes to be correct, and, at any time thereafter within thirty (30) days of a demand made by VGPC, pays the disputed amount to an independent third party escrow agent with provision for release of any amounts ultimately found due upon such invoices after a final determination, which may be reached either by agreement or arbitration, as the case may be, then VGPC shall not be entitled to suspend further injections and/or withdrawals of gas unless and until default be made in the conditions on such escrow account or there is a subsequent default under the terms of this Agreement. If the Parties are unable to resolve the dispute within sixty (60) days of the due date of the invoice, then the matter will be submitted to arbitration in accordance with Article XV.

       8.5 Discrepancies - In the event any overcharge or undercharge in any form whatsoever shall be found within twenty four (24) months from the date a billing discrepancy occurs, the appropriate Party shall refund the amount of overcharge or pay the amount of undercharge within thirty (30) days after the final determination of the amount overcharged or undercharged has been made. Any overcharge or undercharge found after such twenty four (24) months shall be deemed waived by both Parties.

       8.6 Books and Records - Both Parties hereto shall have the right, at any and all reasonable times, to examine the books and records of the other Party, the confidentiality of which they agree to maintain, to the extent necessary to verify the accuracy of any statement, charge, computation or demand made under or pursuant to this Agreement or any curtailment under
Section 6.2.4 hereof.

       8.7 Source of Payment of Obligations of KUB - Although the performance of KUB under this Agreement is not excused by a lack of such revenue, any and all obligations of KUB under this Agreement may be satisfied solely from the revenues of KUB's Division of Gas.

       8.8 Winding-Up Arrangements - Upon the expiration of this Agreement at the expiration of its term or any extension thereof pursuant to Section 9.1 below, any monies due and owing shall be paid pursuant to the terms hereof, and KUB shall have the right to withdraw its Storage Inventory within 30 days, notwithstanding its

MDWQ. Upon the termination of this Agreement pursuant to any other provision hereof, any monies due and owing shall be paid pursuant to the terms hereof, and VGPC shall purchase KUB's Storage Inventory for an amount calculated pursuant to Section 2.3 above. VGPC will make such payment to KUB within ten
(10) days of receipt of KUB's invoice detailing the amounts due KUB. The Parties' rights and obligations under this Agreement shall remain in effect solely for the purpose of complying with this section until the obligations under this section, including withdrawal by KUB, payment by VGPC, or any combination thereof, have been fulfilled.

       8.9 Credit Standards for KUB - Upon request, KUB will provide to VGPC copies of KUB's annual financial reports. Pursuant to Section 2.4(a) of this Agreement, KUB shall be deemed to have satisfied any applicable requirement(s) in VGPC's Gas Tariff for demonstrating its creditworthiness for service hereunder. In the event of a default by KUB which continues uncured for thirty
(30) days after written notice to KUB, VGPC shall have the right to make a written request to KUB for demonstration of its continued creditworthiness and for KUB to provide VGPC with such security for the performance of KUB's obligations under this Agreement as is reasonably satisfactory to VGPC (such security for an amount not to exceed two times the average amount of all monthly invoices delivered to KUB under this Agreement prior to the date of VGPC's written request for security).

                                   ARTICLE IX
                                      TERM

       9.1 Term - Subject to the provisions hereof, including but not limited to the satisfaction of the conditions precedent set forth in Article II above, this Agreement shall be in full force and effect for a primary term from the date first written above through April 30, 2000 (the "Termination Date"), and shall continue and remain in full force and effect for successive terms of one (1) year each thereafter unless and until cancelled by KUB upon one year's written notice to the other Party prior to the end of the primary term or any yearly extension thereof, provided that any such cancellation shall take effect at the end of a Contract Year.

       9.2 Right of First Refusal - KUB shall have a right of first refusal on an amount of storage services up to the quantities set forth in Article III hereof (including injections, withdrawals, and storage capacity) for a period of five years after the expiration of the primary term (the "Option Period"). If at any time during the Option Period VGPC wishes to terminate this Agreement because it has received a bona fide offer from a third party to use said amount of capacity, VGPC shall give KUB written notice of such offer (an "Option Notice") and shall make such storage capacity available to KUB on the same terms and at the same price per MMBtu which is set forth in such bona fide offer which VGPC is willing to accept. If KUB fails to accept such offer within a thirty day period (the "Option Exercise Period") after receiving the Option Notice, VGPC shall be free to terminate this Agreement and to make such storage capacity available to the third party.

                                   ARTICLE X
                          TITLE, INDEMNITY, AND TAXES

       10.1 Title - KUB shall at all times hold title to the gas stored hereunder, and VGPC shall at no time acquire title or any claim to ownership of such gas. VGPC hereby covenants and agrees that it will not assert any claim of ownership or otherwise attempt to encumber KUB's gas held in storage. VGPC hereby further covenants and agrees that it will execute, sign, and deliver at KUB's request any receipts, instruments, documents, and certifications confirming KUB's Storage Inventory and purporting to demonstrate that KUB holds title to the gas in storage, under the Uniform Commercial Code, other state law, or otherwise, that KUB may reasonably determine are necessary to give notice to third parties of KUB's exclusive ownership rights to the gas which is stored hereunder.

       10.2 Control - As between the Parties hereto, KUB shall be deemed to have the exclusive control and possession of the gas until delivered to VGPC at the Primary Delivery Point and after the gas is redelivered to KUB at a Delivery Point pursuant to Sections 3.2 and 3.3 hereof. VGPC shall be deemed to have the exclusive control and possession of the gas after it has been delivered to VGPC at the Primary Delivery Point, until such time as the gas is redelivered to KUB at a Delivery Point pursuant to Sections 3.2 and 3.3 hereof. VGPC shall bear all risk of loss of any volumes of KUB's gas, for any reason whatsoever, while it is in VGPC's control and possession, including while it is stored at Saltville.

       10.3 Indemnity - The Party in control of the gas will defend, indemnify and hold the other harmless from and against any and all damage, injury, losses, claims, causes of action, or judgments (including reasonable attorneys' fees and expenses), including but not limited to adverse claims to title or ownership, in any way arising with respect to the gas while in that Party's control, and the other shall not be liable for any part thereof.

       10.4 Taxes - VGPC shall be responsible for all taxes, fees, or charges which are levied by a governmental or regulatory body on the ownership or operation of the Saltville storage facility. KUB shall be responsible for all taxes, fees, or charges which are levied by a governmental or regulatory body on the ownership of its gas stored hereunder.

       10.5 Security - VGPC shall provide KUB with copies of its financial statements on an annual basis. If at any time VGPC (a) admits that it is unable to pay its debts as they become due, (b) applies for or agrees to the appointment of a receiver or trustee in liquidation of it or its properties,
(c) makes a general
assignment for the benefit of creditors, (d) files a voluntary petition in bankruptcy or a petition seeking reorganization or an arrangement with creditors under any bankruptcy law, (e) is a party against whom a petition under any bankruptcy law is filed and such party admits the material allegations in such petition filed against it, or (f) is adjudicated as bankrupt under a bankruptcy law, then KUB shall have the right to make a written request to VGPC to provide KUB with such security for the performance of VGPC's obligations under this Agreement as is reasonably satisfactory to KUB, and VGPC shall provide KUB with such security within thirty (30) days after receipt of KUB's request. If VGPC fails to do so, then KUB may, at its option, terminate this Agreement upon ten days' prior written notice to VGPC, or pursue its other remedies at law and equity for VGPC's breach of this provision, or both. If KUB reasonably believes that any of the events enumerated in subsections (a)-(f) above is threatened or imminent, KUB shall further have the right to request relevant financial information from VGPC in order to evaluate its financial condition, and VGPC shall promptly supply such information. Upon review of such information, if KUB continues to reasonably believe that one or more of the events in subsections (a)-(f) is threatened or imminent, then KUB shall have the rights to request security, terminate this Agreement, and pursue other remedies specified above.

       10.6 Books and Records - VGPC will at all times maintain its books and records to accurately reflect the volumes of gas held in storage under this Agreement for KUB, and KUB shall have the right, at any and all reasonable times, to examine VGPC's books and records to the extent necessary to verify the accuracy of VGPC's record of KUB's Storage Inventory.

                                   ARTICLE XI
                                 FORCE MAJEURE

       11.1   Suspension of Obligations - Subject to the provisions of this
Article XI, no Party shall be liable to the other Party for the failure to perform in conformity with this Agreement to the extent such failure results from an event of Force Majeure which is beyond the reasonable control of the Party affected thereby, which wholly or partially prevents the delivery, injection, storage, withdrawal or redelivery of gas, except that it is expressly understood by KUB and VGPC that the occurrence of an event of Force Majeure will not excuse VGPC under any circumstances from its obligations under
Article X hereof, or under Section 3.3 hereof for a period in excess of one month.

       11.2 Definition of Force Majeure - Events of Force Majeure shall include, by way of illustration, but not limitation: acts of God, strikes, lockouts or other industrial disturbances, acts of public enemy, wars, insurrections, floods, and the operation of Governmental Authority (other than at the request of the Party claiming inability to perform), earthquakes and fires, and breakage of VGPC's pipelines by third parties, it being understood and agreed by the Parties hereto that the failure to hold the MSQ, the inability of VGPC to withdraw the MDWQ from or inject the MDIQ into Saltville, and the failure or breakage of any of VGPC's equipment, machinery, or pipelines other than by third parties shall not constitute Force Majeure.

       11.3 Notice - Immediately upon becoming aware of the occurrence of an event of Force Majeure, the Party affected shall give notice thereof to the other Party, describing such event and stating the specific obligations, the performance of which are, or are expected to be, delayed or prevented, in whole or in part, and (either in the original or in supplemental notices) stating the estimated period during which performance may be suspended or reduced, including, to the extent known or ascertainable, the estimated extent of such reduction of performance. Such notice of an event of Force Majeure is to be first given by telephone communication, and then shall be confirmed in writing within five (5) days, giving particulars available to the reporting Party, and being supplemented if necessary within twenty (20) days to give full particulars.

       11.4 Failure of Storage Facility - Notwithstanding any other provision in this Agreement, the Parties mutually agree that should some cause or event, beyond the control of VGPC, cause VGPC to reasonably conclude that the Saltville storage facility is losing pressure and may no longer be viable for storage, it may immediately notify KUB (by facsimile, telephone or other means) and KUB shall immediately begin to accept redelivery of the stored gas, as soon as practicable, and to the maximum extent practicable, in order to drain the storage area and mitigate the potential loss to VGPC. VGPC may otherwise dispose of any volumes not thus withdrawn. VGPC will pay KUB for each MMBtu of its Storage Inventory not thus withdrawn, including any gas that is lost or unaccounted for, at a price calculated pursuant to Section 2.3 of this Agreement. VGPC will make such payment to KUB within ten (10) days of receipt by VGPC of KUB's invoice detailing the amount due KUB. Thereafter this Agreement shall be considered of no further force and effect unless VGPC can reasonably revitalize and stabilize such storage area to hold gas pressure, in which event VGPC shall give KUB thirty (30) days prior written notice, after which the Agreement shall continue in full force and effect.

       11.5 Cure - The Party relying upon an event of Force Majeure shall act prudently and use all reasonable efforts to eliminate the effects of Force Majeure as soon as reasonably practicable, provided that the settlement of strikes and lockouts shall be entirely within the discretion of the Party affected.

       11.6 Termination - No suspension or reduction of performance by reason of an event of Force Majeure shall invalidate this Agreement, and upon removal of the Force Majeure, performance shall resume pursuant to this Agreement as soon as practicable, provided that, if a Force Majeure event continues for a period of thirty (30) consecutive days, then the Party which did not claim such Force Majeure may at any time thereafter terminate this Agreement upon thirty (30) days prior written notice, if the Force Majeure event has not been corrected prior to the expiration of such notice period.

                                  ARTICLE XII
                            OPERATIONAL FLOW ORDERS

       12.1 Operational Flow Orders - It is understood by the Parties that, to the extent it has the authority to do so under its applicable state and/or federal authorizations, VGPC may from time to time implement operating procedures, sometimes known as operational flow orders ("OFO's"), in order: (a) to alleviate conditions that threaten the integrity of VGPC's system; (b) to maintain pressures necessary for VGPC's operations; and (c) to prevent damage to the Saltville storage field. Although such an OFO shall not relieve VGPC of any of its obligations hereunder, KUB shall use reasonable efforts to cooperate with any such OFOs, including adjusting its injections or withdrawals.

                                  ARTICLE XIII
                             SUCCESSORS AND ASSIGNS

       13.1 Assignment - All provisions of this Agreement shall extend to and be binding on the successors and assigns of the Parties hereto insofar as applicable to the rights and obligations succeeded to or assigned, but no succession or assignment shall relieve the assigning or succeeded to Party of its obligations without the written consent of the other Party, which consent shall not be unreasonably withheld. Nothing in this section prevents either Party from pledging or mortgaging all or any part of.such Party's property as security, nor from participating in any program to release capacity or transfer storage gas in place that may be permitted by VGPC.

                                  ARTICLE XIV
                               REGULATORY BODIES

       14.1 Laws and Regulations - Subject to Section 2.4 above, this Agreement shall be subject to all valid applicable governmental laws and orders, regulatory authorizations, directives, rules and regulations of any governmental body or official having jurisdiction over the Parties, their facilities, the gas or this Agreement or any provision thereof, but nothing contained herein shall be construed as a waiver of any right to question or contest any such law, order, rule or regulation in any forum having jurisdiction.

       14.2 Reliance on Law - The Parties are entitled to act in accordance with a law until such law is amended, reversed or otherwise disposed in a final nonappealable order.

       14.3 Cooperation - The Parties shall cooperate to ensure compliance with all governmental regulation, including obtaining and maintaining all necessary regulatory authorizations or any reasonable exchange or provision of information needed for filing or reporting requirements.

       14.4 Changes in Law or Regulation - Subject to Section 2.4 above, if any federal or state statute or regulation or order by a court of law or regulatory authority directly or indirectly (a) prohibits performance under this Agreement or (b) makes such performance illegal or impossible, then the Parties will use all reasonable efforts to revise the Agreement prospectively in a manner mutually acceptable so that (a) performance under the Agreement is no longer prohibited, illegal, or impossible, and (b) the Agreement is revised in a manner that preserves, to the maximum extent possible, the respective positions of the Parties. Each Party will provide reasonable and prompt notice to the other Party as to any proposed law, regulations or any regulatory proceedings or actions that could affect the rights and obligations of the Parties. If the Parties are unable to revise the Agreement in accordance with the above, then the Party whose performance has been affected shall have the right, at its sole discretion, to terminate this Agreement upon 30 days prior written notice to the other Party.

                                  ARTICLE XV
                                  ARBITRATION

       15.1 Submission of Dispute for Arbitration - Any controversy pertaining to matters expressly made subject to arbitration under this Agreement shall be determined by a board of arbitration, consisting of three members, upon notice of submission given by either Party, which notice shall also name one (1) arbitrator. The Party receiving such notice, shall, by notice to the other Party within ten (10) business days thereafter, name the second arbitrator, or failing to do so, the Party giving notice of submission shall name the second arbitrator. The two (2) arbitrators so appointed shall name a third arbitrator.

       15.2 Qualification of Arbitrators - The arbitrators shall not be employed by or affiliated with either Party and shall be qualified by education, experience and training in the natural gas industry to decide upon the particular question in dispute.

       15.3 Arbitration Proceedings - The arbitrators so appointed, after giving the Parties due notice of the date of a hearing and reasonable opportunity to be heard, shall promptly hear the controversy in a location mutually agreeable to the Parties or selected by the arbitrators, and shall thereafter render their decision determining said controversy no later than ninety (90) days after such board has been appointed. Any decision requires the support of a majority of the arbitrators. After the presentation of evidence has been concluded, each Party shall submit to the arbitrators a final offer of its proposed resolution of the dispute. The arbitrators shall approve the final offer of one Party, without modification, and reject that of the other.

       15.4 Arbitrator's Decision - The decision of the arbitrators shall be rendered in writing and supported by written reasons. The decision of the arbitrators shall be final and binding upon the Parties and will be complied with by the Parties. It shall be made effective as of the date the dispute arose, unless to do so is impracticable, in which case it shall be made effective as of the date the dispute arose to the maximum extent practicable. Each Party shall bear the expenses of its chosen arbitrator, and the expenses of the third arbitrator shall be borne equally by the Parties. Each Party shall bear the compensation and expenses of its legal counsel, witnesses and employees.

                                  ARTICLE XVI
                                 MISCELLANEOUS

       16.1 Choice of Law - The laws of the Commonwealth of Virginia shall govern the validity, construction, interpretation, and effect of this Agreement, without regard to choice of law doctrine that refers to the laws of another jurisdiction.

       16.2 No Incidental, Consequential or Punitive Damages - Except as expressly provided in this Agreement, the Parties hereto waive any and all rights, claims, or causes of action arising under this Agreement for incidental, consequential or punitive damages. Subject to Sections 6.2 and 10.5 of this Agreement, any damages resulting from a breach of this Agreement by either Party shall be limited to actual damages incurred by the Party claiming damages.

       16.3 Third Party Beneficiaries - Neither KUB nor VGPC intends for the provisions of this Agreement to benefit any third party. Subject to the Guaranty Agreement of even date herewith between KUB and Virginia Gas Company, no third party shall have any right to enforce the terms of this Agreement against KUB or VGPC.

       16.4 Waiver of Default - No waiver by KUB or VGPC of any default of the other under this Agreement shall operate as a waiver of any future default, whether of a like or different character.

       16.5 Interpretation - In interpretation and construction of this Agreement, no presumption shall be made against any Party on grounds such Party drafted the Agreement or any provision thereof.

       16.6 Headings - The Table of Contents and the headings of any article, section or subsection of this Agreement are for purposes of convenience only and shall not be interpreted as having meaning or effect.

       16.7 Entire Agreement - The terms and conditions contained herein constitute the full and complete agreement between the Parties and any change to be made must be submitted in writing and agreed to by both Parties.

       16.8 Attorneys' Fees - In the event any litigation is commenced by either Party to enforce this Agreement, the prevailing Party shall be entitled to collect from the losing Party the reasonable cost and expense of such litigation, including reasonable attorneys' fees.

       16.9 Severability - Except as otherwise stated herein, any article or section declared or rendered unlawful by a court of law or regulatory authority with jurisdiction over the Parties or deemed unlawful because of a statutory change will not otherwise affect the lawful obligations that arise under this Agreement.

       16.10 Enforceability - Each Party represents that it has all necessary power and authority to enter into and perform its obligations under this Agreement and that this Agreement constitutes a legal, valid and binding obligation of that Party enforceable against it in accordance with its terms, except as such enforceability may be affected by any bankruptcy law or the application of principles of equity.


       IN WITNESS WHEREOF, this Agreement has been executed in duplicate as of the date first written above by the Parties' duly authorized officers.


                                 KNOXVILLE UTILITIES BOARD
Attest:


/S/ MIKE BOLIN                   By:        /s/ JAMES F. CARMON
-------------------------            -------------------------------------------

                                 Its:    Senior Vice President Gas Operations
                                      ------------------------------------------


                                 VIRGINIA GAS PIPELINE COMPANY

Attest:


/S/ JOHN D. JESSE                By:       /s/ M.L. EDWARDS
-------------------------            -------------------------------------------

                                 Its:      President
                                     -------------------------------------------

                               GUARANTY AGREEMENT


       This Guaranty Agreement made and entered into as of July 10, 1996 (the "Guaranty"), by and between Virginia Gas Company, a Delaware corporation ("Guarantor"), and Knoxville Utilities Board, an agency of the City of Knoxville, Tennessee ("Purchaser").


                                  WITNESSETH:

       WHEREAS, Virginia Gas Pipeline Company ("VGPC"), a Virginia corporation and a subsidiary of the Guarantor, and the Purchaser desire to enter into a Firm Gas Storage Agreement dated July 10, 1996 (the "Gas Storage Agreement") pursuant to which VGPC has agreed to provide firm storage service to the Purchaser in the quantities and subject to the terms and conditions set forth therein; and

       WHEREAS, the Guarantor has determined that VGPC's commitments pursuant to the Gas Storage Agreement are beneficial to Guarantor and Guarantor desires to guarantee such obligations;

       NOW, THEREFORE; in consideration of the premises, the receipt and sufficiency of which is hereby acknowledged, and in order to induce the Purchaser to enter into the Gas Storage Agreement, Guarantor does hereby agree as follows:

       1. Guarantor hereby unconditionally guarantees to the Purchaser the full and timely performance by VGPC of its financial obligations under the Gas Storage Agreement. Performance by Guarantor of its obligations hereunder shall be made in full irrespective of (but without prejudice to the rights otherwise of Guarantor with respect to) any claim, set-off or other right that Guarantor may have at any time against the Purchaser, VGPC, or any other person or entity, whether in connection herewith or with any unrelated transaction.

       2. This Guaranty is a primary obligation of Guarantor and shall be construed as an unconditional, absolute and continuing guaranty, irrespective of the validity or enforceability of the Gas Storage Agreement, the absence of any action to enforce the same, the recovery of any judgment against VGPC or any action to enforce the same or any other circumstances which might otherwise constitute a legal or equitable discharge or defense of a guarantor. This Guaranty shall remain in full force and effect until all obligations of VGPC under the Gas Storage Agreement have been performed. Guarantor represents that it has all necessary power and authority to enter into and perform its obligations under this Guaranty and that this Guaranty constitutes a legal, valid and binding obligation of Guarantor.

       3. The Purchaser shall have the full right, in its sole discretion and without any notice to or consent from Guarantor, from time to time and at any time, without affecting, impairing or discharging, in whole or in part, the liability of Guarantor hereunder, to deal with VGPC in any manner whatsoever with respect to the obligations guaranteed hereunder, including but not limited to: (i) extending, in whole or in part, the time of performance or payment of any obligation owing by VGPC under the Gas Storage Agreement or otherwise guaranteed hereunder; (ii) agreeing with VGPC to make any change, amendment or modification whatsoever of any term or condition of the Gas Storage Agreement, including, but not limited to, the amounts payable thereunder; and (iii) settling, compromising, releasing, surrendering, modifying, or impairing, and enforcing, exercising or failing or refusing to enforce or exercise, any claims, rights or remedies of any kind or nature against VGPC. Guarantor hereby consents to, ratifies, and affirms any such extension, change, amendment, renewal, release, surrender, exchange, modification, impairment, settlement or compromise, and all such actions shall be binding upon Guarantor.

       4. Guarantor hereby waives diligence, presentment, demand for payment, protest or notice with respect to the Gas Storage Agreement and all demands whatsoever, and notice of acceptance hereof, and covenants that this Guaranty will not be discharged except by complete and final payment of all financial obligations of VGPC contained in the Gas Storage Agreement and by Guarantor contained in this Guaranty. Guarantor hereby waives any legal or equitable defenses arising out of the insolvency, bankruptcy or similar legal disability of VGPC.

       5. This Guaranty constitutes the entire agreement, and supersedes all prior written agreements and understandings, and all oral agreements, between the parties with respect to the subject matter hereof and may be executed simultaneously in several counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

       6. The invalidity or unenforceability of any one or more phrases, sentences, clauses or Sections in this Guaranty shall not affect the validity or enforceability of the remaining portions of this Guaranty or any part thereof.

       7. THIS GUARANTY SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE COMMONWEALTH OF VIRGINIA WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS. The Guarantor, by its execution hereof, hereby submits to the non-exclusive jurisdiction of the courts of the Commonwealth of Virginia and of the United States of America sitting in Virginia in connection with any action or proceeding relating to this Guaranty and hereby consents to service of process or other summons in any such action or proceeding brought by the Purchaser against it in any such court by means of registered mail to the last known address of the Guarantor. Nothing herein, however, shall prevent service of process by any other means permitted by law or the bringing of any such action or proceeding in any other jurisdiction.

       8. This Guaranty shall remain in full force and effect or shall be reinstated (as the case may be) if at any time any payment by VGPC, in whole or in part, is rescinded or must otherwise be returned by the Purchaser upon the insolvency, bankruptcy or reorganization of VGPC or otherwise, all as though that payment had not been made.

       9. So long as any amount payable by VGPC under the Gas Storage Agreement is overdue and unpaid, the Guarantor shall not (i) exercise any right of subrogation or indemnity, or similar right or remedy, against VGPC or any of its assets or property in respect of any amount paid by the Guarantor under this Guaranty or (ii) file a proof of claim in competition with the Purchaser for any amount owing to the Guarantor by VGPC on any account whatsoever in the event of the bankruptcy, insolvency or liquidation of VGPC.

       10. The rights and remedies set forth in the Gas Storage Agreement and this Guaranty are in addition to and not exclusive of any rights and remedies available to the Purchaser by law in respect of this Guaranty. If any amount payable by the Guarantor under this Guaranty is not paid when due, the Purchaser may, without notice or demand of any kind, set off and apply such amount against any indebtedness of the Purchaser to the Guarantor then due and payable (including without limitation principal, interest, indemnity or reimbursement for losses) whether under any loan or credit agreement, note, interest rate or currency exchange agreement, or otherwise, and such set off and application shall satisfy the obligations hereunder of the Guarantor to the Purchaser to the extent such amount is so set off and applied. The Purchaser shall be entitled to apply any amount received by it from any source, including the Guarantor, in respect of VGPC's obligations under the Gas Storage Agreement to the discharge of those obligations in such order as the Purchaser may from time to time elect in its sole discretion.

       11. The Guarantor shall pay or reimburse the Purchaser on demand for all reasonable costs and expenses (including fees and expenses of counsel) incurred in connection with the enforcement of the Purchaser's rights under this Guaranty.

       12. All amendments, waivers and modifications of or to any provision of this Guaranty and any consent to departure by the Guarantor from the terms hereof shall be in writing and signed and delivered by the Purchaser and, in the case of any such amendment or modification, by the Guarantor, and shall not otherwise be effective. Any such waiver or consent shall be effective only in the specific instance and for the purpose for which it is given.

       13. This Guaranty shall be binding on the Guarantor and its successors and assigns. However, the Guarantor shall not transfer any of its obligations hereunder without the prior written consent of the Purchaser, and any purported transfer without that consent shall be void. This Guaranty shall inure to the benefit of the Purchaser and its successors and assigns.


       IN WITNESS WHEREOF, Guarantor has caused this Guaranty to be executed in its name and behalf.


                                     VIRGINIA GAS COMPANY


                                     By:  /s/ M.L. EDWARDS
                                         ----------------------------------
                                         Name:
                                         Title:




Accepted as of July 10, 1996 by


KNOXVILLE UTILITIES BOARD


By:  /s/ JAMES F. CARMON
     ---------------------------------------------
     Name:
     Title:  Senior Vice President Gas Operations